Exhibit 4.10

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made between Immuron Limited (“Client”) with a principal place of business at Building 10, 25-37 Chapman Street, Blackburn North, VIC 3131, Australia and Pullan Consulting, (“Consultant”), with a principal place of business at 9360 W. Flamingo Rd, Suite 110-554, Las Vegas, Nevada 89147, USA. This agreement will be effective when signed by both parties.

Recitals

Whereas, Consultant has skills and knowledge in business development and other aspects of Client’s field of endeavor,

Whereas, Client desires that Consultant advise on and represent Client in business development activities,

Now therefore, in consideration of the mutual obligations specified in this Agreement, the parties agree to the following:

1. Term

The term of this agreement will be for 6 months from signing with renewal on mutual agreement, unless terminated earlier as described under section 12 below (“Term”). The Term can be extended by mutual agreement for an additional 6 months.

2. Consultant Services.

Consultant agrees to perform the services of business development aimed at assisting the Client in achieving its corporate development and partnership objectives, with a particular focus on achieving partnerships to provide funding to advance clinical trials through to regulatory approval and commercialization of Client’s proprietary product IMM-529 (“Services”). Exhibit A lists the Consultant’s main contact person for the services and this person will be the primary source of the Client’s more specific instructions regarding the services. The Client may change the main contact upon written notice.

3. Compensation.

In consideration for services to be performed by Consultant, Client agrees to pay Consultant the following:

●	Retainer

○	Monthly retainer of per month which shall be payable upon receipt of invoice at the first of the month.

○	The monthly retainer will accrue as of the date first written in Section 14 below with execution signatures and end with the termination date of this Agreement.

○	The first full month of retainer fee will be July 2026 if this agreement is executed within the month of June 2026.

○	The first invoice will be issued within five (5) business days, as of the date hereof and payable within ten (10) business days after Client receives said invoice.

○	Each further month will be invoiced ten (10) days prior to the due date.

○	If the retainer is payable but unpaid over 30 days, 0.5% interest per month m ay be applied.

Pullan Consulting CSA & Proposal	Immuron Limited / IMRN (US:NASDAQ)

●	Success Fee:

○	Except in the case of a termination as described in Section 12.2 below, provided Client has received a term sheet offer for a licensing transaction through the duration of this Consulting Agreement or within six (6) months of its termination date, based on the services provided by the Consultant under this Agreement, and if Client enters into a definitive licensing agreement within twelve (12) months after receiving said term sheet, additional compensation to Consultant shall be calculated and paid to Consultant based on upfront consideration Client is paid by licensee to transact such licensing agreement according to the Success Fee Description below

■	Upfront consideration is all consideration received by Client within the first 90 days of the effective date of the definitive licensing agreement

■	Cash compensation payable to Consultant shall be paid by Client upon Consultant's invoice and is due within fifteen (15) business days from receiving the invoice from the Consultant following paid upfront consideration

■	Compensation schedule shown below outlines Success Fee remuneration due to Consultant per Cumulative Upfront payment associated with transacted licensing agreement. Applicable to each individual licensing agreement executed.

Success Fee Rate On Newly Sourced Or Renewed Prospects

Success Fee Rate On Newly Sourced Or Renewed Prospects
Cumulative Upfront	Compensation	Payout Example
Less than

For clarity and the avoidance of doubt, if the cumulative upfront consideration to be received by Client is more than                      , the success fee to be paid to Consultant shall be capped at USD                        in total, which means that the cumulative upfront payment with exposure to success fee shall be capped at                        .

● Expenses:

Client shall reimburse Consultant for expenses that are directly attributable to work performed under this Agreement:

-	Travel expenses including meals, airfares, rental vehicles, and mileage at the IRS rate.

-	Meeting registrations when representing Client.

Reimbursable expenses shall be billed based on expenses actually incurred, without any markup, and Contractor shall submit to Client reasonable evidence that the amount involved was actually expended and was related to Services provided under this Agreement. Advance approval by the Client shall be required for any proposed expense in excess of $2,000.

4. Resources

Client shall make available to Consultant, at Client's expense, access to the materials and employees necessary to support the work, including time of Client employees if needed.

Pullan Consulting CSA & Proposal		Immuron Limited / IMRN (US:NASDAQ)
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5. Confidential Information

During the term of this Agreement and for 10 years afterward, Consultant will use reasonable care to prevent the unauthorized use or dissemination of Client’s confidential information. “Reasonable care” means at least the same degree of care Consultant uses to protect its own confidential information from unauthorized disclosure. Confidential information is limited to information clearly marked as confidential or disclosed orally and summarized and identified as confidential in writing and delivered to Consultant within 15 days of disclosure. Upon Immuron’s instructions, Consultant shall destroy or return any Confidential Information in Consultant’s possession during or following the Term of this Agreement.

Confidential information does not include information that:

-	Consultant knew before Client disclosed it

-	Is or becomes public knowledge through no fault of Consultant

-	Consultant obtains from sources other than Client who owe no duty of confidentiality to Client, or

-	Consultant develops independently

6. Independent Contractor Status

Consultant is an independent contractor, not Client’s employee. Consultant’s subcontractors are not Client employees. Consultant and Client agree to the following rights consistent with an independent contractor relationship.

-	Consultant has the right to perform services for others during the term of this Agreement.

-	Consultant has the sole right to control and direct the means, manner, and method by which the services required by this Agreement will be performed.

-	Consultant has the right to hire assistants as subcontractors to provide the services required by this Agreement.

-	Consultant or Consultant’s subcontractors shall perform the services required by this Agreement; Client shall not hire, supervise or pay any assistants to help the Consultant.

-	Neither Consultant nor Consultant’s subcontractors shall receive any training from Client in the skills necessary to perform the services required by this Agreement.

-	Client shall not require Consultant or Consultants subcontractors to devote full time to performing the services required by this Agreement.

-	Neither Consultant nor Consultant’s subcontractors are eligible to participate in any employee pension, health, vacation pay, sick pay or other fringe benefit plan of Client.

7. Withholding and taxes

Consultant shall pay all income taxes and FICA (Social Security and Medicare taxes) incurred while performing services under this Agreement. Client will not:

-	Withhold FICA from Consultant’s payments or make FICA payments on Consultant’s behalf

-	Make state or federal unemployment compensation contributions on Consultant’s behalf, or

-	Withhold state or federal income tax from Consultant’s payments

8. Liability

Consultant shall not be liable to Client for any loss, damages, or expenses (“Loss”) resulting from Consultant’s services under this Agreement except to the extent such Loss was caused by gross negligence or willful misconduct on the part of Consultant or any of its staff or contractors.

Client will indemnify, defend and hold harmless Consultant against all liabilities, damages, and expenses, including reasonable attorneys’ fees, resulting from any third-party claim or lawsuit arising from Consultant’s performance under this Agreement. Consultant will indemnify Client against all liabilities, damages, and expenses including reasonable attorneys’ fees, resulting from any third-party claim or lawsuit arising from gross negligence or willful misconduct on the part of Consultant or any of its employees or contractors.

Pullan Consulting CSA & Proposal		Immuron Limited / IMRN (US:NASDAQ)
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9. Notices

All notices and other communications in connection with this Agreement shall be in writing and shall be considered given as follows:

-	When delivered personally to the recipient’s address as stated on this Agreement

-	Three days after being deposited in the United States mail, with postage prepaid to the recipient’s address as stated on this Agreement

-	Three days after being posted by licensed courier for express delivery of no more than 3 business days, with delivery prepaid to the recipients address as stated on this Agreement, or

-	When sent by fax or email mail to the last fax number or email address of the recipient known to the person giving notice. Notice is effective upon receipt, provided that a duplicate copy of the notice is promptly given by first class mail or the recipient electronically delivers a written confirmation of receipt.

10. No Partnership

This Agreement does not create a partnership relationship. Neither party has authority to enter into contracts on the other’s behalf.

11. Dispute Resolution

If a dispute arises under this Agreement, the parties agree to first try to resolve the dispute with the help of a mutually agreed upon mediator. Any costs and fees other than attorney’s fee associated with the mediation shall be shared equally by the parties. If it proves impossible to arrive at a mutually satisfactory solution through mediation, the parties agree to submit the dispute to binding arbitration under the rules of the American Arbitration Association to be held at a location mutually agreed by the Parties. Judgment upon the award rendered by the arbitrator may be entered into any court having jurisdiction to do so. However, in the event of a monetary claim in an amount less than $5,000 the complaining party may refuse to submit the dispute to mediation or arbitration and instead bring an action in appropriate Small Claims Court.

12. Termination 12.1 Termination for Convenience, Either party may terminate this Agreement for convenience at any time by giving 30 days of written notice of termination. Consultant shall be entitled to full payment for services performed prior to date of termination.

12.2 Termination for Breach. This Agreement may be terminated by the Client upon written notice if the Consultant breaches any material term or condition of the Agreement and such breach remains un-remedied for thirty (30) days following written notice from the Client specifying the breach.

12.3 Obligations Upon Termination. Upon termination of this Agreement for any reason, the Parties shall have no further obligations pursuant to the terms of the Agreement except as set forth in Sections 3, 5, 8, 9 and 11.

13. Governance

This Agreement will be governed by the laws of the state of Nevada.

14. Signatures by Fax or Email

Consultant and Client agree that this Agreement will be considered signed when the signature of a party is delivered by facsimile transmission or email. Signatures transmitted by facsimile or email shall have the same effect as original signatures.

14. Entire Agreement

This is the entire Agreement between Consultant and Client.

Client: Immuron Limited

Pullan Consulting CSA & Proposal		Immuron Limited / IMRN (US:NASDAQ)
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Signature:	/s/ Steven Lydeamore

Printed or Typed Name: Steven Lydeamore

Title: Chief Executive Officer	Date: 30 June 2026

Consultant: Pullan Consulting

Signature

Linda Pullan, Founder & Sole Proprietor, Pullan Consulting	Date:

EXHIBIT A

The principal contact at IMMURON to guide Consultant activities will be: Steven Lydeamore

Pullan Consulting CSA & Proposal		Immuron Limited / IMRN (US:NASDAQ)
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Kristine Dorward `Consultant Pullan Consulting 9360 W. Flamingo Road Suite 110-554 Los Vegas, NV 89147 514-618-0360 kristine@pullanconsulting.com

June 17, 2026

Mr Steven Lydeamore

Chief Executive Officer

IMMURON Ltd.

Building 10, 25-37 Chapman Street,

Blackburn North, VIC 3131, Australia

RE:	Proposal to provide Business Development, Negotiations and Licensing Services

Dear Steve,

Please find herein a proposal for Pullan Consulting to act as consultant and lead Immuron’s business development activities, strategic negotiations and out-licensing initiatives.

Pullan Consulting is well qualified to assist Immuron with its objective of executing licensing transactions for its lead asset IMM-529. Pullan Consulting has advised on more than 90 executed deals to date and is involved in a wide scope of engagements globally. We have enabled clients to successfully close deals with assets in all phases of development and for which upfronts and milestones have ranged in value, reaching hundreds of millions and in some cases billions of dollars. Having been involved in a dozen partnership deals with China-based companies, Pullan Consulting facilitated the closure of one of the largest licensing deals in China, at the time of deal signature. Pullan Consulting will leverage its network of contacts and global client database to build a thoughtful, proactive, data-driven approach to the business development and licensing service provided to Immuron.

Pullan Consulting CSA & Proposal		Immuron Limited / IMRN (US:NASDAQ)
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In a competitive and highly dynamic market, Pullan will work to position Immuron favorably with biopharma partners seeking novel, clinical stage assets to facilitate their pipeline growth. The sourcing and transaction process can be nuanced, and Pullan’s scientific and therapeutic knowledge across a spectrum of modalities and disease areas, including gastroenterology, infectious diseases and immunology enables us to credibly convey IMM-529’s overall value proposition to prospective licensees.

Pullan Consulting Differentiators:

●	Proprietary database of over 20,000 industry contacts

●	Monthly contact maintained with >2,750 industry colleagues through confirmed readership of monthly newsletter (“Pullan’s Pieces”)

●	Regular communication with pharma/biotech executives & capital markets participants through

○	Attendance at industry partnering conferences globally

○	Multiple engagements every year

●	Decades of big pharma/biotech experience provides us with valuable industry relationships that we leverage to benefit our sell-side and buy-side clients

●	Familiarity with internal echelons, review and sign-off processes at biopharma companies enables Pullan to influence the prioritization of our client’s file, utilizing our key relationships on the biopharma side

Track Record – 90 Executed Deals and Counting

Pullan leads and advises on multiple completed deals every year across a wide scope of engagements including:

●	Big deals – $150M upfront, $1+B total

●	Clinical stage deals – Phase 1 thru Phase 3

●	Platform and enabling technology deals

●	Territory-Specific deals – China, Japan, South Korea, US, Europe

●	Rare disease and orphan drug deals with upfronts >$25M; milestones exceeding $500M

●	AI-driven drug discovery and early development deals

●	Cell and gene therapy R&D collaborations

●	Financing deals:

○	$20M Series B to support Ph2a development of 1st-in-class small molecule for control of cerebral edema

○	$8M Series A to support preclinical development of 1st-in-class small molecules to a hot target in autoimmunity

●	Profit and risk sharing analysis

●	Drug delivery deals

Pullan Consulting CSA & Proposal		Immuron Limited / IMRN (US:NASDAQ)
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●	Co-development, Co-promotion

●	Extensive experience in TAs including oncology, immunology, gastroenterology and infectious diseases

Work Plan Objectives

At Pullan Consulting, we follow an iterative work plan that consists of five stages:

●	Stage 1 – Goal Setting

●	Stage 2 – Outreach

●	Stage 3 – Negotiations

●	Stage 4 – Due Diligence Assistance

●	Stage 5 – Closing

*Please note that Pullan Consulting is flexible and focused on each Client’s specific business needs. The description provided below is illustrative of “end-to-end” support from Pullan.

STAGE 1 – GOAL SETTING

Great care is taken at the outset of the engagement to identify the specific goals and conditions that will guide the process. A comprehensive understanding of Immuron’s corporate strategy, partnering preferences and priorities will enable effective search and target outreach activities.

●	Review preclinical and clinical study results, publications, technical information involving IMM-529 and Travelan (if relevant to IMM-529)

●	Detailed review of market and competitive landscape in CDI and additional pertinent segments

●	Review data room materials and presentation decks received from Immuron

●	Collaborate with Immuron to draft any new or future outreach decks that may be required

STAGE 2 – SOURCING

Pullan will work to identify, initiate and facilitate opportunities for partnership and licensing both globally and regionally.

Direct outreach to a thoughtfully curated target list will tap Pullan Consulting’s network and proprietary contact database of business development executives, scientific and clinical professionals. A key goal during this stage of outreach is to generate multiple meaningful interactions and home in on highly interested potential alliance partners who wish to pursue confidential discussions and negotiations.

Immuron will receive regular updates on external party engagements and indications of interest. Pullan will oversee and manage all follow-up activity.

Pullan Consulting CSA & Proposal		Immuron Limited / IMRN (US:NASDAQ)
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STAGE 3 – NEGOTIATIONS

The least predictable part of the partnering process is negotiations. Negotiations start early in the process with initial inquiries as to what both parties want in a deal. This is typically less focused on financial terms and more specifically about the type of structure and ongoing roles licensees/licensors want in a partnering deal and transaction. It is helpful to have internal alignment on “must haves” and “nice to haves” in order to present a clear and realistic message to the other party. Clarity on the aims of a deal and internal strategic framework are essential to the process and we assist in the development, calibration and articulation of those aims. Pullan benchmarks critical negotiation aspects against market data from industry databases and generates proprietary risk-adjusted NPV modeling. This modeling helps to inform our clients, providing them with a detailed understanding of the value a prospective out-licensing deal may offer, as well as the economic implications for both sides.

Pullan offers detailed strategic advisory throughout the negotiation process, drafts term sheets and assists with definitive agreements.

STAGE 4 – DUE DILIGENCE

Pullan works diligently to move from a non-confidential information provision stage to sharing data under CDA. We are often involved in due diligence (DD) meeting preparation and regularly attend DD meetings. In cases of out-licensing, Pullan will assist in the design of the data room for diligence should this be required. Our priority is to help guide the diligence review process, such that it is more likely to yield a successful outcome. Maintaining clear, timely and collaborative communication amongst the parties is a top priority for Pullan, as evidenced by the extensive time and energy spent during this stage. Being attuned to non-verbalized “signs” and alert to potential problems is critical for keeping negotiations on track.

STAGE 5 – CLOSE

Pullan stays with you through due diligence review and negotiations leading to the execution of your deal. Pullan assists with clarifying deal points from the term sheet as well as those in the definitive agreements. This can be an intensive, and at times stressful, period of back and forth as we work to bridge any remaining gaps between Immuron and the other party. Pullan’s practical understanding for how assets and technologies are integrated into product pipelines and in-house infrastructure enables us to help you strategize and plan for the ongoing partnerships Immuron will build with its licensing partners.

Pullan Consulting CSA & Proposal		Immuron Limited / IMRN (US:NASDAQ)
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